Exhibit 4.18

GUARANTEED LOAN CONTRACT

Lender: Beijing RYB Technology Development Co., Ltd.

Unified Social Credit Code: 911101066699005887

Address: Suite 268, No. 1 Building, No. 8 Hangfeng Road, Science City, Fengtai

District, Beijing

Legal representative: FANG Xin

Borrower 1: Beijing RYB Children Education Technology Development Co., Ltd.

(hereinafter referred to as “Guarantor 1”)

Unified Social Credit Code: 91110106103016080K

Address: F1-1, 4/F, No. 29 Building, Fangguyuan Section 1, Fangzhuang, Fengtai

District, Beijing

Legal representative: HAN Yuzheng

Borrower 2: Beijing Beiyao Technology Development Co., Ltd.

(hereinafter referred to as “Guarantor 2”)

Unified social credit code: 911101063552257193

Address: F1-1-6, 4/F, No. 29 Building, Fangguyuan Section 1, Fangzhuang, Fengtai District, Beijing

Legal representative: FANG Xin

Borrower 1 and Borrower 2 are collectively referred to as the “Borrower”, and Guarantor 1 and Guarantor 2 are collectively referred to as the “Guarantor”.

WHEREAS, the Lender has provided the Borrower with a loan in total of RMB240,540,000 and the Guarantor has agreed to provide joint and several liability guarantee in respect of the Borrower’s obligations hereunder. In order to clarify each party’s respective rights and obligations, the Parties have agreed to enter into this contract (hereinafter referred to as the “Contract”) in Beijing for mutual compliance and execution in accordance with the relevant provisions of the laws and regulations in force and on an equal and free-willed basis and after friendly discussion. The Contract includes the terms and conditions of the lending as well as that of the guarantee.

PART ONE - THE TERMS AND CONDITIONS OF LOAN

ARTICLE I The Amount

1.1

All Parties acknowledge that the Lender and its affiliate(s) have provided the Borrower with a loan in total of [*****]. Of the amount above, a total of [*****] has been provided to the Borrower 1, and twelve million and [*****] to the Borrower 2.

1.2

All Parties agree that in the event that the amount of loan provided by the Lender and its affiliate(s) to the Borrower as of April 30, 2022 as audited by a third-party agency is inconsistent with the above-mentioned amount of loan, the amount of loan confirmed by such a third-party auditor (the “Audited Amount of Loan”) shall prevail.

ARTICLE II THE TERM

All Parties acknowledge that the term of loan hereunder shall be from the date of actual provision of loan by the Lender and its affiliate(s) to the Borrower to 1 May 2032.

ARTICLE III REPAYMENT AND INTEREST RATE

3.1

The repayment of the loan hereunder will be in the form of equal annual repayment of principal and interest from 1 May 2022 onwards, subject to the repayment schedule as set out in Annex I: Repayment Schedule hereto. For the sake of avoiding any doubt, if all the Parties intend to base on the Audited Amount of Loan as agreed in Article 1, Paragraph 2 of hereunder, the Parties shall sign a repayment schedule, confirming that the Audited Amount of Loan shall be used as the basis for the repayment schedule, and comply with it.

3.2	The interest rate of the loan hereunder is 4% per annum, and the interest will be accrued as of 1 May 2022.
3.3

If the last repayment date of the loan principal is not on the interest payment date, the last repayment date of the loan principal shall be the interest payment date. The Borrower shall pay all the interest accrued. If the interest accrual period is not a complete year, the interest shall be calculated by the number of days of borrowing, and the corresponding daily interest rate = annual interest rate / 360.

3.4

All Parties agree that the Borrower and/or the Guarantor repay(s) the corresponding loan principal and interest hereunder to the Lender, which is deemed to have fulfilled the obligation of repaying the loan principal and interest hereunder. The Lender shall make sure that its affiliate(s) will not raise any objection in this regard.

3.5	All the Parties agree that the Borrower can repay earlier than schedule without undertaking any liability thereof.

ARTICLE IV WAY OF GUARANTEE

This Contract adopts the way of joint and several liability guarantee. The specific agreed content is subject to the terms of guarantee herein.

PART TWO - PROVISION OF GUARANTEE

ARTICLE V JOINT AND SEVERAL LIABILITY GUARANTEE

5.1

In order to ensure the performance of the Contract, the Guarantor voluntarily provide a joint and several liability guarantee for the Borrower. Among them, Guarantor 1 provides joint and several liability guarantee for Borrower 2’s obligation of repaying the principal and interest accrued of the loan hereunder, and Guarantor 2 provides joint and several liability guarantee for Borrower 1’s obligation of repaying the principal and interest accrued of the loan hereunder.

5.2

In the event that the Borrower fails to perform the repayment obligations as stipulated herein, the Guarantor undertakes to perform the joint and several liability obligation as required by the Lender.

ARTICLE VI SCOPE OF GUARANTEE

Guarantor 1’s liability covers all Borrower 2’s liabilities hereunder, including but not limited to all the principal, interest, default, indemnity, other sums payable by the Borrower to the Lender, and expenses incurred by the Lender in realizing the claims and guarantee rights (including litigation costs, attorney’s service fees, etc.); Guarantor 2’s liability covers all Borrower 1’s liabilities hereunder, including but not limited to all the principal, interest, default, indemnity, other sums payable by the Borrower to the Lender, and expenses incurred by the Lender in realizing the claims and guarantee rights (including litigation costs, attorney’s service fees, etc.)

ARTICLE VII TERM OF GUARANTEE

The term of guarantee shall be from the effective date of the Contract until two years after the date the term of the loan expires. In the event that the loan is extended, the expiry date shall be the date of the final performance of the Contract as determined after the extension. Where the Lender recovers the loan early by the Contract, the guarantor’s liability will be fulfilled early accordingly.

ARTICLE VIII RIGHT OF RECOURSE

Where the Borrower fails to perform its obligation of repaying the principal and interest as stipulated in the terms and conditions of loan herein, the Lender will have the right to seek recourse directly to the Guarantor. The Guarantor shall guarantee to pay off the corresponding amount within 3 working days upon receiving a written dunning notice from the Lender.

ARTICLE IX INDEPENDENCE OF PROVISION OF GUARANTEE

The validity of the guarantee clauses herein will not be affected and the Guarantor will still remain liable as agreed hereunder in the event that the loan clauses herein are, for any reason, invalid in part or in whole.

PART THREE - OTHER TERMS

ARTICLE X REPRESENTATIONS AND WARANTIES

10.1The Borrower’s Representations and Warranties

10.1.1

The Borrower is an independent civil entity established and legally subsisting under the law and has all the necessary capacity to perform its obligations and assume civil liability in its own name hereunder.

10.1.2The Borrower is legally qualified to enter into this Contract, and the execution and performance of its obligations hereunder are in accordance with the relevant laws and regulations.

10.1.3	The Borrower undertakes to repay the principal and interest of the loan as agreed herein.
10.1.4	The Borrower shall notify the Lender in writing within 7 days of the occurrence or possible occurrence of the following events:

10.1.4.1Change of industrial and commercial registration matters such as actual controller, shareholder, registered capital, legal representative, residence, mailing address or business scope;

10.1.4.2The Borrower intends to file for bankruptcy or may be or has been filed for bankruptcy by creditors;

10.1.4.3The Borrower is involved in major litigation or arbitration proceeding, or its major assets have been subject to compulsory measures such as property preservation;

10.1.4.4The Borrower suspends production, suspends business, dissolves business, suspends business for rectification, is rescinded or has its business license revoked;

10.4.1.5The Borrower, the Borrower’s legal representative (person in charge) or key management personnel is/are involved in illegal activities;

10.4.1.6The Borrower has incurred large amount of financing, external guarantee and liabilities and external investment in excess of RMB 10 million;

10.1.4.7Serious operational difficulties, deterioration in financial condition, or other events that negatively affect the borrower’s operation, financial position or solvency.

10.1.5

The Borrower agrees that the exercise of the Lender’s rights in accordance with the terms and condition hereof shall not be interrupted or prejudiced by the Borrower or the Borrower’s successor or assignee or any other person.

10.2	The Lender’s representations and warranties
10.2.1

The Borrower is an independent civil entity established and legally subsisting under the law and has all the necessary capacity to perform its obligations and assume civil liability in its own name hereunder.

10.2.2

The Borrower and/or the Guarantor repay(s) the corresponding loan principal and interest hereunder to the Lender, which is deemed to have fulfilled the obligation of repaying the loan principal and interest hereunder. The Lender shall make sure that its affiliate(s) will not raise any objection in this regard.

10.3	The Guarantor’s representations and warranties
10.3.1

The Guarantor guarantees that it has sufficient capacity to undertake the guaranty responsibility, and will not be exempted from its responsibilities due to any instructions received, changes in financial status, or any agreement signed with any organization or individual;

10.3.2	During the performance of the Contract, the Guarantor undertakes not to provide any third-party with a guarantee beyond its own capability, unless with prior written consent from the Lender;
10.3.3

The Guarantor shall notify the Lender in writing three (3) days in advance of any circumstance that may seriously affect its ability as a guarantee during the guarantee period. Where the Lender considers that the Guarantor no longer has full capacity to guarantee, the Guarantor will be obliged, together with the Borrower, to find a new guarantor acceptable to the Lender.

ARTICLE XI EARLY RECOVERY OF LOAN

The Lender shall be entitled, upon the occurrence of any one or more of the following events or factors arising from the terms hereof affecting the security of the loan, to require the Borrower to repay part or all of the payable principal and interest, where

(1)	the Borrower’s actual controlling party changes;
(2)	the Borrower is going to be or has been involved in major litigation or arbitration proceedings or any other legal disputes which are sufficient to affect the Borrower’s solvency;
(3)	the Borrower or the Guarantor enters into a contract or agreement, which seriously damages the rights and interests of the Lender, with another person;
(4)

the Borrower fails to make timely payment of the principal or interest due and payable on the loan as agreed in the contract, and such payment remains unpaid within the payment period stated in the written dunning notice issued by the Lender;

(5)	the Borrower is declared bankrupt or dissolved;
(6)

the Guarantor has breached the terms of guarantee or lost the ability to undertake any guarantee, while the Borrower has failed in providing new guarantee or warranty that meets the Lender’s requirements;

(7)	the Borrower or the Guarantor has other behaviors that may affect the repayment of the principal and interest to the Lender or has endangered the security of the Lender’s claim to the loan.

ARTICLE XII DEFAULT

12.1	Borrower’s default:
12.1.1	Failure to repay the principal and interest of the loan on time or in full as agreed herein.

12.1.2

Deterioration of business or financial conditions, inability to pay off due debts, or being involved or about to be involved in major litigation or arbitration proceedings and other legal disputes, which the Lender believes may or has affected or prejudiced the Lender’s rights and interests hereunder;

12.1.3

Change of the actual controlling party, implementation of contracting, leasing, merger (takeover), joint venture (cooperation), demerger, affiliation, shareholding reform and other acts that change the mode of operation or convert the operating mechanism during the term of the contract,, where the Lender believes that the Lender’s rights and interests hereunder may be or have been affected or prejudiced ;

12.1.4	Other circumstances that the Lender considers to be sufficient to affect the realization of the creditor’s rights;
12.1.5	Breach of other contractual obligations and representations and warranties herein.
12.2	The Borrower is deemed to be in default if the Guarantor fails to provide a new guarantee that meets the Lender’s requirements in the following circumstances:
12.2.1	where the Guarantor provides guarantee to a third-party in excess of its own capability;
12.2.2	the Guarantor has lost or may lose its ability to guarantee.

12.3The Borrower is deemed to be in default if a guarantee or other form of security is not in force, is invalid, has been revoked, or the Guarantor is in partial or complete incapacity or refuses to perform its guarantee obligations, or the Borrower fails to find a new guarantee as required by the Lender.

ARTICLE XIII DEFAULT REMEDY

In the event of a default by the Borrower hereunder, the Lender shall have the right to exercise default remedies including but not limited to:

(1)

unilaterally declare accelerated maturity of part or all of the loan principal amount hereunder and require the Borrower to immediately repay all the loan principal and interest that are due hereunder (including prematurely declared due);

(2)	require the Borrower to provide new guarantees, which will meet the Lender’s requirements, for all its liabilities hereunder;
(3)	exercise the guarantee rights;
(4)	require the Borrower to pay late payment liquidated damages calculated at the rate of [*****]% of the outstanding loan amount for each day overdue to the Lender.

ARTICLE XIV ENTRY INTO FORCE, CHANGE, CANCELLATION AND TERMINATION

14.1	This Contract will enter into force upon signature by the Parties.

14.2

After this Contract takes effect, neither the borrower, no party shall be allowed to change or cancel the Contract arbitrarily. In the event that the Contract needs to be changed or terminated, all the Parties shall reach an agreement, in written, through discussion. Before a written agreement is reached, the terms and condition hereof shall remain valid.

14.3

Any change or cancellation of the Contract shall not affect the contracting party’s right to claim compensation for damages. The cancellation of the Contract shall not affect the validity of any dispute resolution clause herein.

ARTICLES XV ASSIGNMENT OF CLAIMS AND LIABILITIES

15.1

Subject to the fulfillment of the obligation to inform the Borrower, the Lender shall have the right to assign the claims hereunder to another person without prior consent from the Borrower, and the Borrower shall continue performing its duties and obligations hereunder.

15.2	The Borrower shall not assign any responsibility or obligation of repayment and others, if any, under this Contract to a third-party without obtaining the Lender’s written consent.

ARTICLE XVI APPLICABLE LAW AND DISPUTE RESOLUTION

16.1

This Contract shall be governed by the laws of China, and such laws shall also be applicable to the establishment, validity, interpretation and performance of the Contract as well as the resolution of dispute arising therefrom.

16.2

Any dispute arising in the course of the performance of the Contract shall be resolved by friendly discussion and negotiation; if such discussion and negotiation fails, the dispute shall then be submitted to the China International Economic and Trade Arbitration Commission (“the Commission”) for arbitration in accordance with the then effective rules of the Commission. The arbitration shall be carried out in Beijing and the language of arbitration shall be Chinese. The arbitral award shall be final and binding upon all the Parties.

16.3	During the dispute resolution period, the Parties shall continue performing all other terms and conditions herein except for the matters in dispute.

ARTICLE XVII MISCELLANEOUS

17.1	Any appendix hereto shall be an integral part of the Contract.
17.2	The heading of each term hereof shall be for convenience purpose only and shall not affect the meaning of any term hereof.
17.3	This Contract is made in triplicate, one for each party, and all copies have equal legal effect.

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Lender (Seal):Beijing RYB Technology Development Co., Ltd.

Legal representative or authorized representative (Signature): /s/ SHI Yanlai

Date: March 1, 2022

Borrower 1 & Guarantor 1 (Seals): Beijing RYB Children Education Technology Development Co., Ltd.

Legal representatives or authorized representatives (Signatures): /s/ HAN Yuzheng

Date: March 1, 2022

Borrower 2 & Guarantor 2 (Seals): Beijing Beiyao Technology Development Co., Ltd.

Legal representatives or authorized representatives (Signatures): /s/ Fang Xin

Date: March 1, 2022